Exhibit 19.1

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Insider Trading Policy

10278117_4

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Contents

PURPOSE OF POLICY 1

DEFINITIONS

POLICY STATEMENT AND SCOPE/APPLICABILITY 1

GOVERNING REGULATIONS

TRANSACTIONS UNDER COMPANY PLANS5

ADDITIONAL PROHIBITED TRANSACTIONS6

EXCEPTIONS - STRICT COMPLIANCE EXPECTED7

RECORD RETENTION

OWNERSHIP AND ADMINISTRATION8

ADDENDUM “A” 9

ADDENDUM "B" - Sample Email Regarding Periodic Blackout Period8

ADDENDUM "C" - Sample Email Regarding Non-Periodic Blackout Period9

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I.	PURPOSE OF POLICY

The Company is a public company, the common stock of which is traded on the New York Stock Exchange and registered under the Exchange Act.  Pursuant to the Exchange Act, the Company files periodic reports and proxy statements with the SEC.  The Bank is the Company’s wholly owned subsidiary.

The purchase or sale of securities while aware of Material Nonpublic Information, or the disclosure of Material Nonpublic Information to others who then trade in the Company’s securities, is prohibited by the federal securities laws.  Insider trading violations are pursued vigorously by the SEC and the U.S. Attorneys and are punished severely.  While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip or provide Material Nonpublic Information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.

The Company’s Board of Directors has adopted this Policy both to satisfy the Company’s obligation to prevent insider trading and to help Company personnel avoid the severe consequences associated with violations of insider trading laws.  This Policy is also intended to prevent even the appearance of improper conduct on the part of anyone employed by or associated with the Company (not just so-called insiders).

The consequences of an insider trading violation can be severe:

Traders and Tippers.  Company personnel who trade on insider information, or who tip information to a person who then trades (even if the Company insider does not trade and does not profit from the tippee’s trading), may be subject to the following penalties:

●	A civil penalty of the greater of $1,000,000 or three times the profit gained or loss avoided;
●	A criminal fine of up to $5,000,000 (regardless of the size of the profit gained or loss avoided); and
●	A jail term of up to 20 years.

Control Persons.  Based on a Company insider’s unlawful trading or tipping, the Company and its supervisory personnel may be subject to the following penalties:

●	A civil penalty of the greater of $1,000,000 or three times the profit gained or loss avoided as a result of the Company insider’s violation; and
●	A criminal penalty of up to $5,000,000 for an individual or $25,000,000 for the Company.
II.	DEFINITIONS

Capitalized terms throughout this Policy shall have the following meanings as used in this Policy:

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A.	Bank: Metropolitan Commercial Bank.
B.	Board: Board of Directors of the Company.
C.	Business Partners: other companies or entities with whom the Company and/or the Bank conduct business, including but not limited to customers, vendors, suppliers or acquisition candidates.
D.	Company: Metropolitan Bank Holding Corp.
E.	Designated Employees: all employees that work in the Accounting, Financial Reporting, Treasury, and Legal Departments.
F.	Enforcement Act: the Insider Trading and Securities Enforcement Act of 1988.
G.	Exchange Act: the Securities and Exchange Act of 1934.
H.	Material Information: any information that a reasonable investor would consider important in making a decision to buy, hold, or sell securities, or if the disclosure of the information could reasonably be expected to alter significantly the total mix of information in the marketplace about the Company. Examples of information that ordinarily could be regarded as material include, but are not limited to, the following:
●	Projections of future earnings or losses, or other earnings guidance;
●	Earnings that are inconsistent with the consensus expectations of the investment community;
●	Financial or accounting problems;
●	Significant non-recurring gains or losses;
●	Events that could result in restating financial information;
●	A pending or proposed merger, acquisition or tender offer;
●	A pending or proposed acquisition or disposition of a significant asset;
●	Events relating to the Company’s securities (e.g., a change in dividend policy, the declaration of a stock split, an offering of additional securities, a stock repurchase program, a stock or debt offering, defaults on senior securities, calls of securities for redemption, or changes to the rights of security holders);
●	Any event requiring the filing or furnishing of a Form 8-K;
●	Significant litigation or regulatory events;
●	A change in auditors or auditor notification that the Company may no longer rely on an auditor’s audit report;
●	New products or discoveries, or developments regarding customers or suppliers;
●	Bankruptcies or receiverships; and
●	Changes in management.

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I.	Material Nonpublic Information: Material Information that has not been disclosed to the public. For information to be considered public, there should be some evidence that it has been widely disseminated and that the investing public has had time to absorb the information.
J.	Policy: this Insider Trading Policy.
K.	Quarterly Blackout Period: each period commencing with the 20th day of the third month of each calendar quarter (March 20, June 20, September 20 and December 20) and ending at the opening of the market on the second business day following the public release of the Company’s financial information for that quarter.
L.	SEC: the United States Securities and Exchange Commission.
M.	Senior Officers: all employees holding the title Senior Vice President or above.
N.	Special Blackout Period: a period of time during which it has been determined, based upon consultation with outside counsel, that directors, Senior Officers and Designated Employees should be and are prohibited from engaging in any transaction involving concerning the Company’s securities.
III.	POLICY STATEMENT AND SCOPE/APPLICABILITY

It is the policy of the Company that no director, officer or other employee of the Company (references to the Company include the Bank and other subsidiaries of the Company or the Bank) who is aware of Material Nonpublic Information relating to the Company may, directly or through family members or other persons or entities, (a) buy or sell securities of the Company (other than pursuant to a pre-approved trading plan that complies with SEC Rule 10b5-1), or engage in any other action to take personal advantage of that information, or (b) pass that information on to others outside the Company, including family and friends.  In addition, it is the policy of the Company that no director, officer or other employee of the Company who, in the course of working for the Company, learns of Material Nonpublic Information about a company with which the Company does business, including a customer or supplier of the Company, may trade in that company’s securities until the information becomes public or is no longer material.

Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not excepted from this Policy.  The securities laws do not recognize such mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standard of conduct.

Policy Regarding the Confidentiality of Information Regarding the Company and the Disclosure of Information to Others.  Personnel of the Company should not discuss internal matters or developments with anyone outside of the Company, except as required in the performance of regular corporate duties.  Personnel of the Company with knowledge of Material Nonpublic Information should only disclose such information to other such personnel on a need-to-know basis.  The Company is required under Regulation FD of the SEC to avoid the selective disclosure

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of Material Nonpublic Information.  The Company has established procedures for releasing Material Nonpublic Information in a manner designed to achieve broad public dissemination of the information immediately upon its release.  You may not, therefore, disclose information to anyone outside the Company, this includes on social media pages, in an internet “chat room” or similar internet-based forum, even if access is limited.

Twenty-Twenty Hindsight.  Remember, anyone scrutinizing your transactions will be doing so after the fact, with the benefit of hindsight.  As a practical matter, before engaging in any transaction, you should carefully consider how enforcement authorities and others might view the transaction in hindsight.

When Information is “Public”.  If you are aware of Material Nonpublic Information, you may not trade until the information has been disclosed broadly to the marketplace (such as by press release or an SEC filing) and the investing public has had time to absorb the information fully.  To avoid the appearance of impropriety, as a general rule, information should not be considered fully absorbed by the marketplace until the opening of the market on the second business day after the information is released.  If, for example, the Company were to make an announcement on a Monday, you should not trade in the Company’s securities until Wednesday.  If an announcement were made on a Friday (or before the market opens on Monday), Tuesday generally would be the first eligible trading day.

Transactions by Family Members.  This Policy also applies to your family members who reside with you, anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Company securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in Company securities).  You are responsible for the transactions of these and other persons, and therefore should make them aware of the need to confer with you before they trade in the Company’s securities.

Applicability of Policy to Inside Information Regarding Other Companies.  This Policy and the guidelines described herein also apply to Material Nonpublic Information relating to other companies and entities, including the Company’s Business Partners when that information is obtained in the course of employment with, or other services performed on behalf of, the Company. Civil and criminal penalties and termination of employment may result from trading on Material Nonpublic Information regarding the Company’s Business Partners. All employees should treat Material Nonpublic Information about the Company’s Business Partners with the same care required with respect to information related directly to the Company.

Quarterly Blackout Periods Relating to Earnings Releases; Notice to the Corporate Secretary. As a precaution, the Company specifically prohibits directors, Senior Officers and Designated Employees from engaging in any transaction involving a purchase or sale of the Company’s securities during any Quarterly Blackout Period. Further information regarding this portion of the Policy is set forth in Addendum “A” to this Policy, which is incorporated herein and made a part of this Policy. Addendum “A” also contains a requirement for directors, Senior Officers and Designated Employees to notify in writing the Corporate Secretary prior to engaging in the trading of the Company’s common stock. The timing of the notification should provide sufficient

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opportunity for the Company to assess the circumstances and assure compliance with the prohibition on trading during Quarterly and Special Blackout Periods or while in possession of Material Nonpublic Information (e.g., pre-market on the day that the directors, Senior Officers or Designated Employee intends to trade). An email, substantially in the form set forth in Addendum “B” to this Policy, will be sent to each director, Senior Officer and Designated Employee confirming the commencement of the Quarterly Blackout Period.

Special Blackout Periods. Events may occur or circumstances may exist outside of Quarterly Blackout Periods during which the Company determines, based upon consultation with outside counsel, that directors, Senior Officers and Designated Employees should not engage in any transaction involving a purchase or sale of the Company’s securities.  An email, substantially in the form set forth in Addendum “C” to this Policy, will be sent to each director, Senior Officer and Designated Employee notifying them of the commencement of a Special Blackout Period. The Company may keep a Special Blackout Period in place for a reasonable time after the information becomes public to allow market participants time to take into account the material non-public information that prompted such Special Blackout Period. A Special Blackout Period will remain in effect until the Legal Department announces that it has been lifted.

Even when a Quarterly or Special Blackout Period is not in place, any person who possesses Material Nonpublic Information regarding the Company is prohibited from entering into transactions involving the Company’s stock until such information becomes available to the public.

IV.	GOVERNING REGULATIONS

This Policy shall be governed and construed in accordance with all applicable laws, rules, and regulations, including but not limited to the Enforcement Act and the Exchange Act.

V.	TRANSACTIONS UNDER COMPANY PLANS

Stock Option Exercises.  This Policy does not apply to the exercise of an employee stock option, or to the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares subject to an option to satisfy tax withholding requirements.  This Policy does apply, however, to any sale of stock following exercise or as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

Restricted Stock Awards.  This Policy does not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. This Policy does apply, however, to any market sale of vested restricted stock.

401(k) Plan. You may not (i) initiate a transfer of funds into or out of the Company stock fund or (ii) elect to invest, change an investment election in or change the amount invested in Company stock through the Bank’s 401(k) plan during a Quarterly or Special Blackout Period, or

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while in possession of Material Non-public Information regardless of whether or not a Quarterly or Special Blackout Period is in effect.  However, this Policy does not apply to purchases of Company stock in the Company stock fund in the 401(k) Plan made on your behalf via automatic payroll deductions pursuant to a prior election.

VI.	ADDITIONAL PROHIBITED TRANSACTIONS

The Company considers it improper and inappropriate for any director, officer or other employee of the Company to engage in short-term or speculative transactions in the Company’s securities.  It is, therefore, the Company’s policy that directors, officers and other employees may not engage in any of the following transactions:

Short-term Trading.  An employee’s short-term trading of the Company’s securities may be distracting to the employee and may unduly focus the employee on the Company’s short-term stock market performance instead of the Company’s long-term business objectives.  For these reasons and to comply with Section 16(b) of the Exchange Act prohibiting short-swing profit transactions, any director, Senior Officer or Designated Employee of the Company who purchases Company securities in the open market may not sell any company securities of the same class during the six months following the purchase or purchase any company securities of the same class during the six months following the sale.

Short Sales.  Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects.  In addition, short sales may reduce the seller’s incentive to improve the Company’s performance.  For these reasons, short sales of the Company’s securities are prohibited by this Policy.  In addition, Section 16(c) of the Exchange Act prohibits Senior Officers and directors from engaging in short sales.

Margin Accounts and Pledges.  Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call.  Similarly, securities held in an account that may be borrowed against or are otherwise pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan.  A margin sale or foreclosure sale may occur at a time when the pledgor is aware of Material Non-public Information or otherwise is not permitted to trade in Company securities and, as a result, the pledgor may be subject to liability under insider trading laws. Therefore, directors, officers and Designated Employees are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan.  An exception to this prohibition may be granted by approval of the Board.

Hedging and Other Derivative Transactions. Directors, officers, and employees are also prohibited from engaging in or effecting any transaction designed to hedge or offset the economic risk of owning shares of Company common stock or engaging in speculative transactions in derivatives of the Company’s securities, such as puts, calls, options (other than those granted under the Company’s benefit plans) or other derivatives.

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Post-Termination Transactions.  This Policy continues to apply to your transactions in Company securities even after you have terminated employment or directorship.  If you are in possession of Material Nonpublic Information when your employment or directorship terminates, you may not trade in Company securities until that information has become public or is no longer material.

Pre-Clearance for Rule 10b5-1 Plans.  Directors and Senior Officers may not implement a trading plan which meets the requirements of SEC Rule 10b5-1 (including satisfaction of a cooling-off period and inclusion in the plan of certain certifications) at any time without prior notification to the Corporate Secretary.  Directors and Senior Officers may only enter into a trading plan (or cancel, amend or change an existing trading plan) when they are not in possession of Material Non-public Information.  In addition, directors and Senior Officers may not enter into a trading plan (or cancel, amend or change and existing trading plan) during a Quarterly Blackout Period or a Special Blackout Period.  Once notification of a trading plan has been provided (and provided that the Company had sufficient time to evaluate the plan and the circumstances), and assuming the plan complies with SEC Rule 10b5-1, including that the plan specifies the dates, prices and amounts of the contemplated trades or establishes a formula for determining dates, prices and amounts, trades made pursuant to the plan will not require further approval.  For the purposes of this Policy, a change or amendment to an existing trading plan is deemed to constitute the entry into a new trading plan, and requires advance notification. Transactions conducted under a trading plan must be promptly reported to the Corporate Secretary who will prepare or cause to be prepared, the necessary Form 4.  Further, certain information regarding the trading plan will be required to be disclosed in the Company’s SEC filings, including a description of the material terms of such trading plan.

VII.	EXCEPTIONS - STRICT COMPLIANCE EXPECTED

There are no exceptions to complying with this Policy.  The Company expects the strictest compliance with this Policy by all personnel at every level.  Failure to comply with this Policy may result in severe legal difficulties for you, as well as for the Company.  A failure to follow both the letter and the spirit of this Policy shall be considered a matter of extreme seriousness and may be grounds for termination of employment or other disciplinary action, whether or not the failure to comply results in a violation of law.  Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish the Company’s and an individual’s reputation and irreparably damage a career.

Company Assistance.  Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Corporate Secretary, who can be emailed at [xxxx].  Ultimately, however, the responsibility for adhering to this Policy and avoiding unlawful transactions rests with the individual employee.

VIII.	RECORD RETENTION

Any records created as a result of this Policy should be held pursuant to the Company and the Bank’s Record Retention and Disposal Policy.

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IX.	OWNERSHIP AND ADMINISTRATION
POLICY OWNER	Legal
APPROVAL AUTHORITY	Corporate Governance & Nominating Committee

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ADDENDUM "A”

The Company is a public company, the common stock of which is traded on the New York Stock Exchange and registered under the Exchange Act.  Pursuant to the Exchange Act, the Company files periodic reports and proxy statements with the SEC.  The Bank is the Company’s wholly owned subsidiary.

As a public company, the directors, officers and employees of the Company have a responsibility not to participate in the market for the Company’s common stock while in possession of “Material Nonpublic Information” about the Company.  Under the Enforcement Act, the Company can be held liable for employee violations of the insider trading laws, unless it has adopted policies and procedures to prevent insider trading.  Efforts by the SEC to police insider trading laws have highlighted the need for awareness of the responsibilities and potential liability in this area.  Executive officers and directors of the Company are also subject to various reporting obligations regarding their ownership, and changes in their ownership, of Company common stock.

The Company has adopted policies and procedures regarding insider trading and the confidentiality of information that are applicable to all employees, officers and directors.  This addendum addresses additional restrictions that are applicable only to Directors, Senior Officers and Designated Employees of the Company.

Additional Restrictions on Purchases and Sales during Certain “Blackout” Periods

The following additional procedures with respect to the participation in the market for the Company’s common stock by the directors, Senior Officers and Designated Employees of the Company have been adopted by the Board of Directors in order to assure compliance with the federal securities laws. It should be emphasized that these procedures are designed to: (i) avoid even the appearance of trading on insider information, (ii) as a cautionary matter, eliminate the ongoing question of when knowledge of unreported quarterly and year-end financial information may be considered “material” under the insider trading laws, and (iii) enable the Company to assure that the insider trading reporting requirements of Section 16 of the Exchange Act are being complied with.  This is in addition to the general prohibition on participation in the market for the common stock while in possession of Material Nonpublic Information, regardless of the time period.

The following procedures must be followed by directors, Senior Officers and Designated Employees:

1.	Quarterly Blackout Periods. During the period commencing on the 20th day of the third month of each calendar quarter (March 20, June 20, September 20 and December

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20) and ending at the opening of the market on the second business day following the public release of the Company’s financial results for the quarter or year-end, directors, Senior Officers and Designated Employees must refrain from participating, directly or indirectly, in the market for the Company’s common stock. The prohibition on trading during a Quarterly Blackout Period is in addition to the general prohibition, which could apply at any time during the year, on trading while in possession of Material Nonpublic Information regarding the Company.
2.	Special Blackout Periods. All directors, Senior Officers and Designated Employees must also refrain from participating, directly or indirectly, in the market for the Company’s common stock when a Special Blackout Period has been declared. The prohibition on trading during a Special Blackout Period is in addition to the general prohibition, which could apply at any time during the year, on trading while in possession of Material Nonpublic Information regarding the Company.
3.	Pre-Clearance of all Trades. Prior to the execution, or the placing, of any order with respect to, or any trades in, the Company’s common stock, the Corporate Secretary must be notified in writing. The timing of the notification should provide sufficient opportunity for the Company to assess the circumstances and assure compliance with the prohibition on trading during Quarterly and Special Blackout Periods or while in possession of Material Nonpublic Information (e.g., pre-market on the day that the directors, Senior Officers or Designated Employee intends to trade), as well as the reporting obligations (e.g., Forms 4 and 5 under Section 16(a) of the federal securities laws) relating to changes in the stock ownership by executive officers and directors.

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